EXHIBIT 99

SUPERIOR BANCORP SELECTED FOR VOLUNTARY CAPITAL PARTICIPATION PROGRAM

FOR IMMEDIATE RELEASE

BIRMINGHAM, AL- November 18, 2008 - Superior Bancorp (NASDAQ: SUPR) and Superior Bank announced today that they were advised by the US Department of the Treasury that Superior’s application for an allocation for Preferred Stock under the Treasury’s voluntary Capital Participation Program had been preliminarily approved. Superior should receive approximately $69 million in return for its sale of 5% preferred stock to the US Department of Treasury which has announced that it expects to close the transaction by the end of 2008. Superior will also issue warrants to the US Treasury Department to purchase approximately $10.5 million of Superior common stock based on the average closing price for the 20 trading days preceding approval.

Stan Bailey, Chairman and Chief Executive Officer of Superior, said, “We are obviously very pleased to be included in the program. It clearly signals both the good health of the bank as well as support for our growth initiatives. Being one of the first banks in our market selected to participate in this program recognizes our accomplishments as a bank that has consistently stood by our customers, even in these difficult times. This additional capital will enable us to continue pursuing prudent lending opportunities while taking care of our existing customers and those dislocated by recent mergers and foreign bank ownership.”

About Superior Bancorp

Superior Bancorp is a $3.1 billion thrift holding company headquartered in Birmingham, Alabama. The principal subsidiary of Superior Bancorp is Superior Bank, a Southeastern community bank. Superior Bank has 76 branches with 44 locations throughout the state of Alabama and 32 locations in Florida. Superior Bank operates 22 consumer finance offices in North Alabama as 1st Community Credit and Superior Financial Services.

This press release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Superior’s management uses these “non-GAAP” measures in its analysis of Superior’s performance. Non-GAAP measures typically adjust GAAP performance measures to exclude the effects of charges, expenses and gains related to the consummation of mergers and acquisitions, and costs related to the integration of merged entities. These non-GAAP measures may also exclude other significant gains, losses or expenses that are unusual in nature and not expected to recur. Since these items and their impact on Superior’s performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information that is important for a proper understanding of the operating results of Superior’s core business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that are presented by other companies.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. Some of the disclosures in this release, including any statements preceded by, followed by or which include the words “may,” “could,” “should,” “will,” “would,” “hope,” “might,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “assume” or similar expressions constitute forward-looking statements. These forward-looking statements, implicitly and explicitly, include the assumptions underlying the statements and other information with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates, intentions, financial condition, results of operations, future performance and business, including our expectations and estimates with respect to our revenues, expenses, earnings, return on equity, return on assets, efficiency ratio, asset quality, the adequacy of our allowance for loan losses and other financial data and capital and performance ratios. Although we believe that the expectations reflected in our forward-looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors (some of which are beyond our control). Such forward looking statements should, therefore, be considered in light of various important factors set forth from time to time in our reports and registration statements filed with the SEC. The following factors, among others, could cause our financial performance to differ materially from our goals, plans, objectives, intentions, expectations and other forward-looking statements: (1) the strength of the United States economy in general and the strength of the regional and local economies in which we conduct operations; (2) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; (3) inflation, interest rate, market and monetary fluctuations; (4) our ability to successfully integrate the assets, liabilities, customers, systems and management we acquire or merge into our operations; (5) our timely development of new products and services in a changing environment, including the features, pricing and quality compared to the products and services of our competitors; (6) the willingness of users to substitute competitors’ products and services for our products and services; (7) the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies; (8) our ability to resolve any legal proceeding on acceptable terms and its effect on our financial condition or results of operations; (9) technological changes; (10) changes in consumer spending and savings habits; (11) the effect of natural disasters, such as hurricanes, in our geographic markets; (12) regulatory, legal or judicial proceedings; (13) the continuing instability in the domestic and international capital markets; (14) the effects of new and proposed laws relating to financial institutions and credit transactions; and (15) the effects of policy initiatives that may be introduced by a new Presidential administration.

Superior Bancorp disclaims any intent or obligation to update forward-looking statements.

More information on Superior Bancorp and its subsidiaries may be obtained over the Internet, http://www.superiorbank.com.

Superior Bancorp Contact: Jim White, Chief Financial Officer, (205) 327-3656